Exhibit 3(i).7

                              Restated and Amended

                           CERTIFICATE OF DESIGNATION

                                       BY

                               DIALOG GROUP, INC.

         Pursuant to the provisions of Sections 151(g) of the Delaware Corporation Law, Dialog Group, Inc. hereby amends its Certificate of Incorporation amend and restate the terms of its Class E Preferred Stock as follows:

By order of the Board of Directors, and with the consent of a majority of the holders thereof, the Corporation hereby amends and restates the terms of its series of Preferred Stock of 200 shares entitled Class E Cumulative Convertible Preferred Stock ("Class E Preferred") and that each share now have the following preferences, rights, qualifications, limitations and restrictions:

(a) Designation. The series of Preferred Stock created hereby shall be designated the Class E Preferred Stock.

(b) Authorized Shares. The number of shares of Class E Preferred Stock shall be 200 shares.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up, or sale of more than 50% of the voting securities of the Company, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Class E Preferred Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of junior capital stock, including Common Stock, an amount equal to Ten Thousand Dollars ($10,000.00) per share plus any accumulated but unpaid dividends. If upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Class E Preferred Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all the assets of the Company shall be distributed ratably among the holders of the Class E Preferred Stock and parity capital stock, if any. Neither the consolidation or merger of the Company nor the sale, lease or transfer by the Company of all or a substantial part of its assets of voting securities shall be deemed a liquidation, dissolution or winding up or sale of the Company for purposes of this section (c) so long as the holders of the Class E Preferred Stock receive the consideration received by the holders of the Common Stock calculated as if the Class E Preferred Stock were converted to Common Stock immediately prior to the triggering event.

(d) Dividends. Each share of Class E Preferred Stock shall be entitled to receive an a dividend of $400 on March 31, June 30, September 30 and December 31 of each year commencing on December 31, 2003. If a dividend is not paid when due, it shall accumulate until paid or otherwise satisfied. The Company may, in its sole discretion, pay any current or accumulated dividend by issuing to the holders of the Class E Preferred the number of shares of Common Stock equal in value to the amount of unpaid dividends. For the purposes of calculating the number of shares of Common Stock to be issued, the Common Stock shall be valued at the average of the closing prices (or the closing bid price on any day when there where no shares traded) on the last 20 trading days before the date on which the dividend is due.

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(e) Conversion Rights. Commencing July 1, 2004, each share of Class E Preferred
Stock shall be convertible, at the option of the holder, into 83,333 fully paid and non-assessable shares of the Company's Common Stock, provided, however, that any conversion would not violate any applicable federal, state, or local law, rule, regulation, or any judgment, writ, decree, or order binding upon the Company or the holder, or any provision of the Company's or holder's Articles of Incorporation or Bylaws, nor conflict with or contravene the provisions of any agreement to which the Company and the holder are parties or by which they are bound. The foregoing conversion calculation shall be hereinafter referred to as the "Conversion Ratio".

         (i) Conversion Procedure. The holder shall effect conversions by surrendering the certificate(s) representing the Class E Preferred Stock to be converted, properly endorsed with a medallion guarantee to the Company at its headquarters, together with a form of conversion notice satisfactory to the Company, which shall be irrevocable. If the holder is converting less than all of the shares of Class E Preferred Stock represented by the certificate tendered, the Company shall promptly deliver to the holder a new certificate representing the shares of Class E Preferred Stock not converted. Not later than ten [10] trading days after the conversion date, the Company will deliver to the holder, (i) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion. If the Company does not deliver the certificate(s) by the date required under this paragraph (e)(i), the holder shall be entitled by written notice to the Company at any time on or before receipt of the certificate(s), to rescind such conversion.

         (ii) Adjustments on Stock Splits, Dividends and Distributions. If the Company, at any time while any Class E Preferred Stock is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock [whether payable in shares of its Common Stock or of capital stock of any class], (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph
(e)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the Company shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

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         (iii) Adjustments on Reclassifications, Consolidations and Mergers. In
case of reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Class E Preferred Stock then outstanding shall have the right thereafter to convert such Class E Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Class E Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph (e)(iii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         (iv) Fractional Shares; Issuance Expenses. Upon a conversion of Class E Preferred Stock, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Class E Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(f) Voting Rights. Except as otherwise provided by law, each holder of Class E Preferred, by virtue of its ownership thereof, shall be entitled to cast that number of votes equal to the number of shares of Common Stock into which that holder's Class E Preferred is then convertible pursuant to Section (e) on each matter submitted to the Company's shareholders for voting. Each vote shall be cast together with those cast by the holders of Common Stock and not as a separate class except as otherwise provided by law. The Class E Preferred shall not have cumulative voting rights.

(g) Redemption The Class E Preferred Stock shall be callable for redemption, upon not more than ninety (90) days or less than thirty (30) days notice, at 120% of the liquidation preference established in section (c) at any time after October 1, 2005. A holder of Class E Preferred Stock shall have until the date set forth in the notice as the call date to exercise his conversion rights. If less than all the outstanding Class E Preferred Stock is to be called, the certificates to be called shall be selected at random or called pro-rata as determined by the Board of Directors.

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(h) Reservation of Shares of Common Stock. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Class E Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Class E
Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Class E Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Class E Preferred Stock, the Company will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(i) No Reissuance of Class E Preferred Stock. No shares of the Class E Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of capital stock which the Company shall be authorized to issue.

(j) Mandatory Redemption. There shall be no mandatory redemption except as provided in section (g).

         IN WITNESS WHEREOF, said Dialog Group, Inc. has caused this Certificate to be signed by Mark Alan Siegel, its Secretary, this 20th day of May 2004.

                                               Dialog Group, Inc.

                                               By: /s/ Mark Alan SIegel
                                                   ---------------------------
                                                   Mark Alan Siegel, Secretary


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